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                                                                EXHIBIT 99.1


                      WESTERFED FINANCIAL CORPORATION AND
                        SECURITY BANCORP ANNOUNCE MERGER


        Missoula, Montana -- September 25, 1996 -- WesterFed Financial Corporation ("WesterFed") (Nasdaq: WSTR), the holding company for Western Federal Savings Bank of Montana ("Western Federal"), and Security Bancorp ("Security") (Nasdaq: SFBM) announced today the signing of a definitive agreement whereby Security will merge with WesterFed. Headquartered in Billings, Montana, Security is the holding company for Security Bank FSB, which has 16 offices located in 12 Montana communities. As of June 30, 1996, Security had $372.2 million in assets, $289.2 million in deposits and $26.3 million of tangible stockholders' equity. The combined company will be the largest publicly traded banking institution headquartered in Montana, with combined total consolidated assets approaching $1 billion, total deposits of approximately $640 million, tangible stockholders' equity of approximately $82 million and 35 offices in 20 Montana communities throughout the state.

        Under the terms of the agreement, Security shareholders may elect to receive for each share of Security common stock held either $30.00 in cash, a number of shares of WesterFed common stock equal to the "exchange ratio" or a combination of cash and stock, subject to the stock component being 40% to 45% of the total consideration. The "exchange ratio" is $30.00 divided by the average closing price of WesterFed common stock for the twenty trading days commencing thirty trading days prior to the closing. However, if the average WesterFed stock price is (a) equal to or less than $13.05, the exchange ratio will be 2.2989, (b) equal to or greater than $15.95 but not greater than $17.50, the exchange ratio will be 1.8809, or (c) in excess of $17.50, the exchange ratio will be (absent extraordinary circumstances) $32.91 divided by the average price. Security may terminate the agreement if the average WesterFed stock price is less

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than $11.75 and WesterFed does not agree to an exchange ratio that produces a value of $27.01 per share for the stock component of the merger consideration. On September 24, 1996, WesterFed common stock closed at $15.25 per share. Based on such value, the merger consideration, excluding the value of outstanding Security stock options, is approximately $44 million as of such date. The merger will be accounted for as a purchase.

        The transaction will result in the issuance of approximately 1.3 million WesterFed shares, and is expected to be accretive to earnings per share in the first full fiscal year of combined operations, assuming only modest cost reductions. Market liquidity should be enhanced, with the increase in the total number of shares outstanding from 4.4 million to approximately 5.7 million.

        The merger will provide geographic diversity with minimal overlap of existing branch facilities in most Montana markets and will allow the expansion of Security's commercial banking to franchise into WesterFed's markets.
Security Bank's primary market, the Billings, Montana metropolitan area, and the other areas in Montana served by Security Bank, have experienced considerable economic growth during the last four years. From June 30, 1994 to June 30, 1996, Security's loans increased 60.2% from $117.1 million to $187.6 million. Security's $64 million commercial and agricultural loan portfolio will diversify WesterFed's balance sheet and is expected to increase the loan portfolio yield and reduce interest rate sensitivity. The resulting organization will be well capitalized, with a tangible equity to assets ratio of approximately 9.0%.

        WesterFed President/Chief Executive Officer Lyle R. Grimes stated,
"This community banking combination will increase the franchise value of WesterFed and put a significant portion of our excess capital to work in the Montana market. In addition to increasing our market share in key markets, this transaction will bring a highly experienced group of commercial banking officers, led by David W. Jorgenson, into the Western Federal operation. Security Bank has


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maintained steady earnings over the years while successfully developing a significant commercial banking business. Security's acquisition of facilities and deposits in Lewistown, Anaconda, and Butte from Norwest Corporation in 1994, along with the establishment of a substantial commercial banking business in Billings, furthers significantly WesterFed's goal of becoming Montana's preeminent community bank."

        "The merger will bring together two of the best banking operations in Montana," said David W. Jorgenson, Security's President and Chief Executive Officer. "We are very pleased to join forces with WesterFed in a combination which will benefit our respective communities, customers and shareholders. The combined entity will be able to take advantage of cost efficiencies, administrative and management enhancements and market synergies, which will keep our operation competitive and enhance future earnings potential for shareholders."

        The transaction has been approved by the Boards of Directors of both companies. In connection with the transaction, Security has granted WesterFed mutually exclusive options, one of which is exercisable under certain limited circumstances, to purchase up to 19.9% of Security's outstanding common stock at $26.00 per share and the other (exercisable in the event that Security stockholders fail to vote on the transaction or reject the transaction for any reason) to purchase up to 5.98% of Security's outstanding common stock at $24.00 per share. If WesterFed exercises its rights under one of the options, it loses its rights under the other.

        It is anticipated that WesterFed will expand its Board to include two directors from Security, including Mr. Jorgenson, who will oversee the expansion of commercial lending activities of the subsidiary finanical institution. The merger is expected to be completed by the end of the first quarter of 1997,





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subject to approval from the applicable regulatory authorities and the shareholders of both WesterFed and Security.

        WesterFed reported total assets of $563.9 million, total deposits of $350.2 million and stockholders' equity of $78.6 million at June 30, 1996. WesterFed currently serves Montana through its main office in Missoula and 18 branch offices and one loan servicing office.


CONTACT:        Lyle R. Grimes, President/CEO

                Dale W. Brevik, Vice President/Investor Relations

                James A. Salisbury, Treasurer/Chief Financial Officer

                (406) 721-5254


Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements are subject to important factors that could cause actual results to differ materially from those suggested in this press release, including the following: regional and national economic conditions; changes in levels of market interest rates; credit risks of real estate, consumer and other leading activities; regulatory factors; and WesterFed's ability to achieve synergies in the Security acquisition and to sustain or improve the performance of Security.


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